EXHIBIT 23.8

CONSENT

In connection with Entrée Gold Inc.’s (the “Company”) registration statement on Form S-8, and any amendments thereto, and any documents incorporated by reference therein (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “SEC”), I, James Rutherford Foster, do hereby consent to the filing of this consent and to the use of my name and the technical report entitled “Technical Report 2012 on the Lookout Hill Property” and dated March 29, 2012 (the “Technical Report”) as referenced in the Company’s Annual Report on Form 40-F filed with the SEC on March 30, 2012, in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

Yours truly,

/s/James Rutherford Foster
Name: James Rutherford Foster

Date:  July 27, 2012